Exhibit 99.1

Notice No. 05-243

June 7, 2005

To:                  All Exchange Members/ Equity Owners/ Staff

From:              Mitchell Steinhause, Chairman

Subject:          Note from the Chairman

This is an exciting time for our business. In a few months, it is likely that most of the major exchanges in the United States will be public companies. In addition, there have been significant changes to the domestic and global competitive landscape, and the financial community continues to sharpen its focus on the energy and metals markets. NYMEX must consider how these changes will affect its business and decide whether a change to its strategic direction is required.

The board of directors has been studying our strategic alternatives for several months. These alternatives range from undertaking an initial public offering of stock, to selling a minority interest to one or more private equity firms, to merger and acquisition activity, to continuing our own strong growth without engaging in any major transactions. There are multiple costs and benefits to these alternatives and we owe it to you to carefully analyze them.

We have created a committee of the board to lead this effort and present recommendations to the board for review. Members of the senior staff are also devoting significant attention to this effort. To assist us further, we have engaged highly respected legal and financial advisors, all of whom have a record of successfully advising exchanges in major transactions.

We are committed throughout this process to keeping you informed of important developments. We cannot, however, prematurely release information, selectively share material non-public information, or publicly disclose information that can be used by our competitors to our strategic disadvantage.

We are currently developing an investor education program that is intended to improve our ability to receive investor input and share information, as appropriate. Please keep in mind that we are an SEC reporting company and as such, are subject to significant restrictions on the timing, method, and amount of information that we can release. We are at the same time, however, very much aware of our proud history as a membership organization. These two realities are sometimes difficult to reconcile, but we are working hard to strike the right balance.

Where do we go from here?

We expect that the board will complete its analysis within the next 60 days. In the meantime, we will continue to encourage and receive your input. Further communications will provide information to you consistent with our legal restrictions. When the board has completed its review, we will have one or more informational town meetings to discuss the alternatives.

Should the board decide to pursue a significant transaction, shareholders will have the opportunity, consistent with Delaware law and SEC rules and regulations, to approve or reject such a transaction at a shareholder meeting called for that purpose. Shareholders will receive proxy materials in advance that will provide sufficient information with which to make an informed decision.

As chairman of the board of directors, I recognize that each stakeholder, whether a shareholder, lessee, employee, or customer, has an interest in the success of the Exchange. The board is committed to making the best decision for the entire Exchange community.

I thank you for your continuing support.